EXHIBIT 10.10

AMENDMENT NO. 2 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is made as of September 12, 2003 by Alliance Laundry Holdings LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Members are party to that certain Amended and Restated Limited Liability Company Agreement (as amended from time to time, the “LLC Agreement”), dated as of May 5, 1998, of the Company; and

WHEREAS, the Board has, pursuant to the powers granted to it by Section 14.2(a)(iv) of the LLC Agreement, the authority to amend the LLC Agreement to correct provisions of the LLC Agreement.

NOW, THEREFORE, pursuant to the powers granted to it by Section 14.2(a)(iv) of the LLC Agreement, the Board hereby amends the LLC Agreement as follows:

1. Raytheon. The defined term “Raytheon” in Article I of the LLC Agreement is hereby amended and replaced in its entirety as follows:

“‘Raytheon’ means Raytheon Company, a Delaware corporation, and any transferee of Common Units issued to it.”

2. Bain Group. The defined term “Bain Group” in Article I of the LLC Agreement is hereby amended and replaced in its entirety as follows:

“‘Bain Group’ means Bain/RCL, L.L.C., and each of its respective Affiliates and successors; provided that, for purposes of this Agreement, in no event shall (a) any fund principally advised by Sankaty Advisors, Inc. or (b) any corporation controlled by such fund be considered a member of the Bain Group.”

3. Taxable Year. The defined term “Taxable Year” in Article I of the LLC Agreement is hereby amended and replaced in its entirety as follows:

“‘Taxable Year’ means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2.”

4. Section 4.1(b). Section 4.1(b) of the LLC Agreement is amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary herein, on the Preferred Redemption Date, the Company shall make a distribution to each holder of Preferred Units of an amount equal to the aggregate Unreturned Capital with respect to such Preferred Unitholders’ outstanding Preferred Units; provided, however, that, notwithstanding the foregoing, if the Senior Indebtedness (as defined in the Note) is in default and payment hereunder is prohibited thereby, amounts required to be paid pursuant to this paragraph shall not be permitted to be paid by the Company to the Holder of Preferred Units.”

5. Section 7.3(a)(i). The term “generally accepted accounting principals” in Section 7.3(a)(i) of the LLC Agreement is replaced with “generally accepted accounting principles”.

6. Section 12.3. The third sentence of Section 12.3 of the LLC Agreement is amended and restated in its entirety to read as follows:

“Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.”

7. Schedule I. Schedule I to the LLC Agreement is amended and restated in its entirety as set forth on Exhibit A attached to this Amendment.

8. Effect of Amendment. The LLC Agreement, as amended pursuant to the terms of this Amendment, shall continue in full force and effect after the date of this Amendment.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first above written.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ Thomas F. L’Esperance
Name: Thomas F. L’Esperance
Its: President & Chief Executive Officer

Exhibit A

[see attached]